                                                                     EXHIBIT 3.1

                              PRESIDIO GOLF TRUST




                   AMENDED AND RESTATED DECLARATION OF TRUST

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
I        FORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

II       NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

III      PURPOSES AND POWERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         3.1     Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         3.2     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         3.3     Ultra Vires  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

IV       RESIDENT AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

V        BOARD OF TRUSTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         5.1     Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         5.2     Number and Classification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         5.3     Resignation, Removal and Death . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.4     Interested Trustee Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         5.5     Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

VI       SHARES OF BENEFICIAL INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.1     Authorized Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.2     Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.3     Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.4     Classified or Reclassified Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         6.5     Authorization by Board of Share Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.6     Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.7     General Nature of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.8     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.9     Declaration and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.10    Divisions and Combinations of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.11    Purchase of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

VII      RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.2     Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         7.3     Transfer of Shares in Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.4     NYSE Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.5     Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.6     Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE                                                                                                              PAGE
-------                                                                                                              ----
         7.7     Tenant Ownership Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.8     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

VIII     SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.1     Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.2     Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.3     Preemptive and Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.4     Extraordinary Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.5     Action By Shareholders without a Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

IX       LIABILITY LIMITATION, INDEMNIFICATION AND TRANSACTIONS WITH THE TRUST  . . . . . . . . . . . . . . . . . . .  27
         9.1     Limitation of Shareholder Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Limitation of Trustee and Officer Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.4     Transactions Between the Trust and its Trustees, Officers, Employees and Agents  . . . . . . . . . .  28
         9.5     Express Exculpatory Clauses in Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

X        AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.1    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.2    By Trustees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         10.3    By Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

XI       MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

XII      DURATION AND TERMINATION OF TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.1    Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         12.2    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

XIII     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.1    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.2    Reliance by Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         13.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         13.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         13.5    Recordation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                              PRESIDIO GOLF TRUST


                   AMENDED AND RESTATED DECLARATION OF TRUST


         This Amended and Restated Declaration of Trust (this "Declaration of Trust") made as of ______________, 1998, by the undersigned Trustees, amends and restates in its entirety the Declaration of Trust dated April 20, 1998, as follows:

         WHEREAS, the Trustees desire that this Trust qualify as a real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as the same may be amended from time to time ("Title 8") and any successor statute thereto;

         WHEREAS, the beneficial interest in the Trust will be divided into transferable units of one or more classes or series which are referred to herein as "Shares" and the persons who from time to time are the holders of Shares may be referred to herein as the "Shareholders"; and

         WHEREAS, the Trustees intend to qualify the Trust as a real estate investment trust under the Internal Revenue Code of 1986, as amended (which law, as it exists on the date hereof or as it may be amended from time to time hereafter, may be referred herein as the "Code");

         NOW, THEREFORE, the Trustees hereby declare that the following provisions are all the provisions of the Declaration of Trust, currently in effect as hereinafter amended.

                                   ARTICLE I

                                   FORMATION

         The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).


                                   ARTICLE II

                                      NAME

         The name of the Trust is:  PRESIDIO GOLF TRUST (the "Trust").

                 Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, legal or convenient, the Trust may use any other designation or name for the Trust. The Trust shall have the authority to file such assumed name certificates or other instruments in such places as may be required by applicable law to operate under such other designation or name.


                                  ARTICLE III

                              PURPOSES AND POWERS

         3.1 PURPOSES. The purposes for which the Trust is formed are to engage in any activity permitted to real estate investment trusts generally by Title 8. The Trust shall have all further powers consistent with law and appropriate to attain its purposes, including, without limitation or obligation, engaging in business as a real estate investment trust ("REIT") under Sections 856 through 860 of the Code.

         3.2 POWERS. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in this Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

         3.3 ULTRA VIRES. No lack of power by, nor limitation upon the powers of, the Trust may be asserted in any action, suit or proceeding, except by a state acting as a regulatory authority or within its police powers, or by a Shareholder in an action or suit in the right of the Trust against the Trust and any of its Trustees or officers.


                                   ARTICLE IV

                                 RESIDENT AGENT

         The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post office address 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

                                   ARTICLE V

                               BOARD OF TRUSTEES

         5.1     POWERS.

                 (a) Subject to any express limitations contained in this Declaration of Trust, (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of this Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

         The Board, without any action by the Shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to determine that compliance with any restriction or limitations on ownership and transfers of Shares of the Trust's beneficial interest set forth in Article VII of this Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt Bylaws of the Trust, which may thereafter be amended or repealed as provided therein; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of Shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

                 (b) The Board of Trustees shall use its reasonable best efforts to cause the Trust to qualify for U.S. Federal income tax treatment as a REIT. In furtherance of the foregoing, the Board of Trustees shall use its reasonable best efforts to take such actions from time to time as are necessary, and is authorized to take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Trust as a REIT; provided, however, that if the Board of Trustees determines that it is no longer in the best interests of the Trust for the Trust to continue to qualify as a REIT and such determination is approved by the affirmative vote of a majority of the Shares of the Trust entitled to vote on such matter at a meeting of Shareholders, the Board of Trustees may revoke or otherwise terminate the Trust's election to be taxed as a REIT.

         5.2 NUMBER AND CLASSIFICATION. There shall be not less than two nor more than fifteen Trustees (hereinafter referred to as the "Trustees").
The number of Trustees shall
initially be two. Thereafter, the number of Trustees shall be determined from time to time by resolution of the Board. Except for the initial terms of Class I and Class II Trustees, as set forth below, the term of office of each Trustee shall be three years and until the election and qualification of his or her successor. No Trustee shall be required to give bond, surety or securities to secure the performance of his duties or obligations hereunder. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled, the Trustees or Trustee continuing in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration of Trust. If for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Bylaws of the Trust or the powers of the remaining Trustees hereunder (even if fewer than two Trustees remain). Any vacancy (other than a vacancy created by an increase in the number of Trustees) may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees, whether or not sufficient to constitute a quorum. A majority of the entire Board of Trustees may fill a vacancy which results from an increase in the number of Trustees. Any individual so elected by the remaining Trustees to serve as Trustee shall hold office until the next annual meeting of Shareholders. The Trustees shall receive such fees for their services and expenses as they shall deem reasonable and proper. Immediately after the closing of the Initial Public Offering (as hereinafter defined), the Board of Trustees shall include a majority of Trustees who are Disinterested Trustees (as defined below). As used herein, "Disinterested Trustee" means a Trustee who is not an Affiliate. As used herein, the term "Affiliate" shall mean, any Person that (i) is the direct or indirect beneficial owner of five percent (5%) or more of the outstanding stock or equity interests of the Trust, or (ii) is an officer of the Trust (provided, however, that an individual shall not be deemed to be an Affiliate of the Trust solely by virtue of such individual's status as a Trustee of the Trust). Notwithstanding the foregoing, no action taken by the Board of Trustees shall be invalid due to a failure of the Board of Trustees to have at least a majority of Disinterested Trustees.
As used in this Declaration, "Initial Public Offering" means the initial offering of Shares of beneficial interest of the Trust to the public pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

         The Trustees shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board of Trustees. The initial Class I Trustees shall be elected for a one-year term, the initial Class II Trustees for a two-year term and the initial Class III Trustees for a three-year term. At each succeeding annual meeting of Shareholders, beginning with the annual meeting in 1999, successors to the class of Trustees whose term expires at that annual meeting shall be elected for a three-year term. If the authorized number of Trustees is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, but in no case will a decrease in the number of Trustees shorten the term of any incumbent Trustee.

         On the date this Declaration of Trust was executed the number of trustees was two (2). The name, address and class of each of the Trustees, who shall serve until the expiration of the term for such class and until their successors are duly elected and qualify, are as follows:

   NAME                    ADDRESS                                   CLASS
   ----                    --------                                  -----

   Peter J. Nanula         Bldg. 106, Montgomery St.                 II
                           Presidio Main Post,
                           P.O. Box, Suite 29355
                           San Francisco, CA 94129

   David B. Deniger        200 Crescent Ct.                          III
                           Suite 1650
                           Dallas, TX  75201



These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of Shareholders in the manner provided in the Bylaws. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereafter elected.

         5.3 RESIGNATION, REMOVAL AND DEATH. A Trustee may resign at any time by giving written notice thereof to the other Trustees at the principal office of the Trust. The acceptance of a resignation shall not be necessary to make it effective. Subject to the rights of holders of one or more classes or series of Preferred Shares (as hereinafter defined), a Trustee may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding Shares entitled to vote for Trustees generally, which action shall be taken only by vote at a meeting (including a special meeting called for such purpose) and not by authorization without a meeting.

         5.4     INTERESTED TRUSTEE TRANSACTIONS.

                 (a) A contract or other transaction between the Trust, effective upon execution and delivery to the Trust of written notice or upon any future date specified in the notice, and any of the Trustees or between the Trust and any other firm or other entity of which any of the Trustees is a director, trustee or partner or in which any of the Trustees has a material financial interest is not void or voidable solely because of any one or more of the following:

                                  (i)      The common trusteeship or
                 directorship or interest;

                          (ii) The presence of the Trustee at the meeting of the Board or a committee of the Board which authorizes, approves, or ratifies the contract or transaction; or

                          (iii) The counting of the vote of the Trustee for the authorization, approval, or ratification of the contract or transaction

                 Provided the following subsection (A) or (B) is complied with:

                 (A) the fact of the common trusteeship or interest is disclosed or known to:

                          (1) the Board of Trustees or a committee of Trustees, and the Board or committee authorizes, approves, or ratifies the contract or transaction by the affirmative vote of a majority of Disinterested Trustees, even if the Disinterested Trustees constitute less than a quorum; or

                          (2) the Shareholders entitled to vote thereon, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by the Shareholders who are entitled to vote thereon and who are present, in person or by proxy, at the meeting where such vote is taken (excluding, however, both for purposes of determining the number of Shares entitled to vote and the majority of Shares as to which any affirmative vote is required, the number and votes of Shares owned of record or beneficially by the interested Trustee, firm or other entity); or

                 (B) the contract or transaction is fair and reasonable to the Trust.

                          (1) Common or interested Trustees or the Shares owned by them or by an interested firm or other entity may be counted in determining the presence of a quorum at a meeting of the Board of Trustees or a committee of Trustees or at a meeting of the Shareholders, as the case may be, at which the contract or transaction is authorized, approved, or ratified.

                          (2) Any procedures authorized by the Bylaws or Title 8 for the indemnification of Trustees shall be deemed to satisfy paragraph (a) of this Section 5.4.

                          (3) The Board of Trustees may fix a reasonable compensation for the services of its members as Trustees. Such compensation shall not be void or voidable even though the Board of Trustees did not follow any of the procedures described in paragraph (a) of this Section 5.4 in fixing such compensation.

         5.5 LOANS. The Trust may lend money to, guarantee an obligation of, or otherwise assist a Trustee or an officer or other employee or agent of the Trust or of its direct or indirect subsidiary, including an officer or employee or agent who is a Trustee, if the loan, guarantee or assistance, in the judgment of the Trustees, reasonably may be expected, whether directly or indirectly, to benefit the Trust, or is an advance made against indemnification in accordance with Article 9 of this Declaration of Trust and the Bylaws. The loan, guarantee, or other assistance may be with or without interest, unsecured, or secured in any manner that the Board of Trustees approves, including, without limitation, by a pledge of Shares.


                                   ARTICLE VI

                         SHARES OF BENEFICIAL INTEREST

         6.1 AUTHORIZED SHARES. The beneficial interest in the Trust shall be divided into transferable units known as Shares evidenced by certificates which shall specify a person entitled to the rights represented by the Shares (which person may be referred to herein as the "Registered Owner") and the transfer of which may be registered upon books maintained for that purpose by or on behalf of the Trust. Prior to due presentment for registration of the transfer of a certificate evidencing a Share, the Trust shall treat the Registered Owner of that Share as the person exclusively entitled to vote, to receive distributions and notifications and otherwise to exercise all the rights and powers of the sole and absolute owner of that Share. For so long as the Trust qualifies as a REIT under Code Sections 856 through 860 and the Treasury Regulations promulgated thereunder (the "REIT Provisions"), this Declaration of Trust and the Bylaws shall be construed and acted upon so that the Shares shall be transferable, subject to the limitations set forth in this Declaration of Trust, to the maximum extent possible so that the Shares shall be "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code. The Trust has authority to issue eighty million common shares of beneficial interest, $.01 par value per share ("Common Shares"), and twenty million preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). The Board of Trustees may amend this Declaration of Trust at any time and from time to time without the vote of any Shareholders to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.

         6.2 COMMON SHARES. Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares (including Preferred Shares). Subject to the preferences and other rights of any class of Preferred Shares, holders of the issued and outstanding Common Shares shall be entitled to receive ratably, in proportion to the number of Common Shares held by them, (a) such dividends and distributions as may be authorized by the Board of Trustees from time to time, and (b) upon the liquidation, dissolution or winding up of the Trust, the assets of the Trust remaining after the payment of creditors.

         6.3 PREFERRED SHARES. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the Shares.

         6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this
Section 6.4 may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         6.5 AUTHORIZATION BY BOARD OF SHARE ISSUANCE. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws of the Trust.

         6.6 DIVIDENDS AND DISTRIBUTIONS. The Board of Trustees may from time to time authorize and declare to Shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, Shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this
Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section

856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

         6.7 GENERAL NATURE OF SHARES. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

         6.8 FRACTIONAL SHARES. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

         6.9 DECLARATION AND BYLAWS. All Shareholders are subject to the provisions of this Declaration of Trust and the Bylaws of the Trust.

         6.10 DIVISIONS AND COMBINATIONS OF SHARES. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding Shares of any class or series of beneficial interest, without a vote of Shareholders.

         6.11 PURCHASE OF SHARES. The Trust may purchase Shares of any class when authorized by the Board of Trustees. Shares belonging to a wholly-owned subsidiary of the Trust shall be deemed to be issued, but they shall not be considered as an asset or liability of the Trust, or as outstanding for dividend, distribution (other than Share dividends, splits and combinations), quorum, voting or other purposes.


                                  ARTICLE VII

                RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

         7.1 DEFINITIONS. For the purpose of this Article VII, the following terms shall have the following meanings:

                 ADOPTION DATE. The term "Adoption Date" shall mean the effective date of the Initial Public Offering.

                 BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly, and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, but shall exclude interests that are held solely by a nominee. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                 BUSINESS DAY. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in San Francisco, California are authorized or required by law, regulation or executive order to close.

                 CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be an organization described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

                 CHARITABLE TRUST. The term "Charitable Trust" shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

                 CHARITABLE TRUSTEE. The term "Charitable Trustee" shall mean a Person who is unaffiliated with the Trust and a Prohibited Owner and is appointed by the Trust to serve as trustee of the Charitable Trust.

                 CODE. The term "Code" shall have the meaning set forth in the recitals of this Declaration of Trust.

                 CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                 DECLARATION OF TRUST. The term "Declaration of Trust" shall mean this Declaration of Trust as filed for record with the SDAT, and any amendments thereto.

                 DISQUALIFIED HOLDER. The term "Disqualified Holder" shall mean an Excepted Constructive Holder who becomes a Disqualified Holder pursuant to the provisions of Section 7.7(e).

                 EXCEPTED HOLDER. The term "Excepted Holder" shall mean a Shareholder of the Trust for whom an Excepted Holder Limit is created by the Board of Trustees pursuant to Section 7.2.7.

                 EXCEPTED HOLDER LIMIT. The term "Excepted Holder Limit" shall mean the percentage limit established by the Board of Trustees pursuant to Section 7.2.7, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8.

                 EXCESS SHARES. The term "Excess Shares" shall mean Shares that would be designated as such pursuant to Section 7.2.1 of this Declaration of Trust.

                 INITIAL DATE. The term "Initial Date" shall mean the date upon which this Declaration of Trust containing this Article VII is accepted for record by the SDAT.

                 MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Trustees.

                 NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc.

                 OWNERSHIP LIMIT. The term "Ownership Limit" shall mean 9.8% (in value or number of Shares, whichever is more restrictive) of the total outstanding Shares of the Trust.

                 PERSON. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                 PROHIBITED OWNER. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

                 REAL PROPERTY OR REAL ESTATE. The term "Real Property" or "Real Estate" shall mean land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

                 REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                 RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines with the approval of the Shareholders as provided in Section 5.1(b) that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

                 SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

                 TENANT. The term "Tenant" shall mean any person that leases (or subleases) Real Property of the Trust.

                 TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of
         Section 544 of the Code, as modified by Section 856(h), (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. (For purposes of this Article VII, the right of a limited partner in Presidio Golf Limited Partnership, a Delaware limited partnership, to require the partnership to redeem such limited partner's units of partnership interest pursuant to Section 8.6 of the Agreement of Limited Partnership of Presidio Golf Limited Partnership shall not be considered to be an option or similar right to acquire Shares of the Trust.) The terms "Transferring" and "Transferred" shall have the correlative meanings.

         7.2     SHARES.

                 7.2.1 OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination Date, except as provided in Section 7.2.7:

                          (a)     BASIC RESTRICTIONS.

                                  (i)      (1) No Person, other than an
         Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                                  (ii)     No Person shall Beneficially or
         Constructively Own Shares to the extent that (1) such Beneficial or Constructive Ownership of Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) such Beneficial or Constructive Ownership of Shares would result in the Trust otherwise failing to qualify as a REIT (including, but not limited to, Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                                  (iii)    No Person shall Transfer any Shares
         if, as a result of the Transfer, the Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under the Code).

                                  (iv)     Notwithstanding any other provisions
         contained in this Declaration of Trust, any Transfer of Shares, subject to Section 7.4 herein, that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

                                  (v)      Any transfer that, if effective,
         would result in the failure of the Trust to qualify as a domestically controlled REIT (as defined in Section 897 (h) (4) of the Code) shall be void ab initio as to the transfer of such Shares, which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

                                  (vi)     Any transfer that, if effective,
         would cause the Trust to fail to qualify as a REIT pursuant to the REIT Provisions shall be void ab initio as to the transfer of such Shares, which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

                          (b) TRANSFER IN TRUST. (i) If any Transfer of Shares, subject to Section 7.4 herein, occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i), (ii), (iv) or (v).

                 (A) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically and by operation of law transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

                 (B) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii), (iv) or (v), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

                          (ii) In addition, if a person (the "nonreporting Person") who Beneficially Owns more than 5.0% of the outstanding Shares does not provide all of the information required by Section
         7.2.4 hereof and, as a result, five or fewer Persons would, but for the exchange required by this paragraph, Beneficially Own, in the aggregate, more than 49.9% of the outstanding Shares, then, as of the day prior to the date on which such aggregate ownership would have come to exceed 49.9%, Shares Beneficially Owned by such nonreporting Person in excess of 5.0% of the outstanding Shares to the extent not described on the written notice, if any, provided by such nonreporting Person pursuant to Section 7.2.4 hereof, shall be designated Excess Shares and, in accordance with Section 7.2.1 of this Article, transferred automatically and by operation of law to the Charitable Trust to the extent necessary to prevent such aggregate ownership from exceeding 49.9%.

                 7.2.2 REMEDIES FOR BREACH. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section
7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

                 7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust's status as a REIT.

                 7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:

                          (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided that a Shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends received on such Shares (an "Actual Owner"), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the Shareholder of record is nominee. Each owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limit; and

                          (b)     each Person who is a Beneficial or
         Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                 7.2.5    REMEDIES NOT LIMITED.  Subject to Sections 5.1 and
7.4 of this Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust's status as a REIT.

                 7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section
7.3 with respect to any situation based on the facts known to it.  If Section
7.2 or 7.3 or the meaning of any definitions contained in Section 7.1 requires an action by the Board of Trustees and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VII.

                 7.2.7    EXCEPTIONS.

                          (a)     The Board, in its sole and absolute
         discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit with respect to the ownership of any Shares, subject to the following conditions and limitations: (A) the Board shall have determined that (x) assuming such Person would Beneficially or Constructively Own the maximum amount of Shares permitted as a result of the exception to be granted and (y) assuming that all other Persons who would be treated as "individuals" for purposes of Section 542(a)(2) (determined taking into account Section 856(h)(3)(A) of the Code) would Beneficially or Constructively Own the maximum amount of Shares permitted under this Article VII (taking into account any exception, waiver, or exemption granted under this Section
         7.2.7 to (or with respect to) such Persons), the Trust would not be "closely held" within the meaning of Section 856(h) of the Code (assuming that the ownership of Shares is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; (B) the Board shall have determined that the Trust would not be considered to receive or accrue any amounts directly or indirectly from any person described in Section 856(d)(2)(B) of the Code, unless the Board, in its sole and absolute discretion, determines that the receipt or accrual of any such amounts would not otherwise cause the Trust to fail to satisfy any of the gross income requirements of
         Section 856(c) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (C) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole and absolute discretion, determine to be necessary in order for it to make the determination that the conditions set forth in clauses (A) and (B) above of this Section 7.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial or Constructive Ownership of one or more other classes of Shares not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)). If a member of the Board requests that the Board grant an exception pursuant to this subparagraph (a) with respect to such member or with respect to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant any such exception.

                          (b) In addition to exceptions permitted under subparagraph (a) above, the Board may except a Person from the Ownership Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of
         Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (b), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (b)).

                          (c) Prior to granting any exception or exemption pursuant to subparagraph (a) or (b), the Board may require a ruling from the Internal Revenue

         Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

                          (d)     Subject to Section 7.2.1(a)(ii), an
         underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

                          (e) The Excepted Holder Limit for an Excepted Holder shall be decreased after any transfer permitted in this Article VII by such Excepted Holder by the percentage of the outstanding Shares so transferred. The Board of Trustees may also reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. Except as provided in
         Section 7.7, no Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

                          (f) Notwithstanding anything contained in this Declaration to the contrary, any exception to the Ownership Limit granted by the Board pursuant to this Section 7.2.7 shall be valid only if, and for so long as, such Excepted Holder is not a Disqualified Holder under Section 7.7(e) below.

                 7.2.8 MODIFICATIONS IN OWNERSHIP LIMIT. The Board of Trustees may from time to time modify the Ownership Limit, subject to the limitations provided in this Section 7.2.8.

                          (a) The Ownership Limit may not be increased if, after giving effect to such modification, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding Shares.

                          (b) Prior to the modification of the Ownership Limit pursuant to this Section 7.2.8, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT if the modification in the Ownership Limit were to be made.

                 7.2.9 LEGEND. Each certificate for Shares shall bear substantially the following legend:

                 The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, (i) no Person may Beneficially or Constructively Own Shares of the Trust in excess of 9.8 percent (in value or number of shares or such other percentage as may be determined by the Board of Trustees pursuant to this Declaration of Trust) of the outstanding Common Shares of the Trust unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares that would result in the Trust being "closely held" under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a REIT; and (iii) no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will automatically and by operation of law be transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge. Such request must be made to the Secretary of the Trust at its principal office.

         Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

         7.3     TRANSFER OF SHARES IN TRUST.

                 7.3.1 OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). Where a transfer or other event results in an automatic designation of Shares of more than one class or series as Excess Shares, then separate Charitable Trusts shall be deemed to have been established for the Excess Shares attributable to the Shares of each such class or series. The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.7.

                 7.3.2 STATUS OF SHARES HELD BY THE CHARITABLE TRUSTEE. Excess Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Excess Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

                 7.3.3 DIVIDEND AND VOTING RIGHTS. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

                 7.3.4 RIGHTS UPON LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares or such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 7.3.5. Notwithstanding the foregoing, the amount to which a Prohibited Owner shall be entitled upon liquidation shall not exceed the amount determined as if Section
7.3.5 of this Article were applicable and any excess amount shall be distributed to the Charitable Beneficiary.

                 7.3.5 SALE OF SHARES BY CHARITABLE TRUSTEE. Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand. The Charitable Trustee shall have the right and power (but not the obligation) to offer any Equity Share held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

                 7.3.6 PURCHASE RIGHT IN EXCESS SHARES TRANSFERRED TO THE CHARITABLE TRUSTEE. Excess Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Excess Shares held in the Charitable Trust pursuant to Section 7.3.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Excess Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such Excess Shares shall thereupon be paid to the Charitable Beneficiary.

                 7.3.7 DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be an organization described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

         7.4 NYSE TRANSACTIONS. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Declaration of Trust.

         7.5 ENFORCEMENT. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

         7.6 NON-WAIVER. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

         7.7     TENANT OWNERSHIP LIMITATION.

                 (a) NOTICE REQUIREMENT. An Excepted Holder shall, immediately upon the occurrence of an event causing such Excepted Holder to Constructively Own 5.0% or more of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant, give written notice to the Trust of its Constructive Ownership of interests in such Tenant. Such notice shall specify, as a percentage, (A) in the case of a Tenant that is a corporation, such Excepted Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Tenant, or
         (B) in the case of a Tenant that is not a corporation, such Excepted Holder's Constructive Ownership of the assets and net profits of such Tenant. Excepted Holders that Constructively Own such an interest in a Tenant on the Adoption Date shall so notify the Trust within 30 days after the Adoption Date.

                 (b) OWNERSHIP REGISTRATION. Upon receipt of a notice described in Section 7.7(a) (a "Section 7.7(a) Notice"), the Trust shall immediately notify the other Excepted Holders of the name of the Tenant subject to the Section 7.7(a) Notice (the "Designated Tenant"). Each other Excepted Holder shall, within 30 days after receiving such notice from the Trust, provide the Trust with written notice (a "Section 7.7(b) Notice") specifying, as a percentage, (i) where the Designated Tenant is a corporation, such Excepted Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Designated Tenant, or (ii) where the Designated Tenant is not a corporation, such Excepted Holder's Constructive Ownership of the assets and net profits of such Designated Tenant.

                 (c) NOTICE OF CHANGES IN OWNERSHIP. While a Tenant is a Designated Tenant, each Excepted Holder shall, within 20 days of any event causing a change in the percentage levels of such Excepted Holder's Constructive Ownership of such Designated Tenant, notify the Trust of changes in the information contained in such Excepted Holder's Section 7.7(a) Notice or Section 7.7(b) Notice with respect to such Designated Tenant (or any update of such information pursuant to this Section 7.7(c)).

                 (d) RECORD KEEPING. The secretary of the Trust shall maintain a record of the aggregate Constructive Ownership of each Designated Tenant by the Excepted Holders and shall make such record available to an Excepted Holder upon request. A Designated Tenant shall remain a Designated Tenant for so long as there is an Excepted Holder which constructively Owns 5.0% or more of (i) in the case of a Designated Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Designated Tenant, or (ii) in the case of a Designated Tenant that is not a corporation, the assets or net profits of such Designated Tenant. The secretary of the Trust shall notify the Excepted Holder when the status of a Tenant as a Designated Tenant terminates. An Excepted Holder's status as a Disqualified Holder will terminate when the status of the Tenant with respect to which such disqualified status arose as a Designated Tenant terminates.

                 (e) EXCESS OWNERSHIP. If, at any time from the Adoption Date to the Restriction Termination Date, the aggregate Constructive Ownership of a Tenant (the "Related Party Tenant") by one or more Excepted Holders equals or exceeds 10.0% of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant, then, one or more of the Excepted Holders shall be a Disqualified Holder, in accordance with the rules set forth below.

                          (A) EXCESS OWNERSHIP OF A NON-DESIGNATED TENANT. If the Related Party Tenant is not a Designated Tenant, then each Excepted Holder whose Constructive Ownership of interests in such Related Party Tenant is such that such Excepted Holder is required to provide a Section 7.7(a) Notice shall be a Disqualified Holder as of the first date that the aggregate Constructive Ownership of a Tenant described in Section 7.7(e) first came to equal or exceed 10.0%, and to the extent that each such Disqualified Holder Constructively Owns 10% or more of the aggregate value of the Shares, such Shares shall be treated in the same manner as provided in Section 7.2.1(a)(i) to the extent that such Disqualified Holder's ownership of Shares equals or exceeds 10% or more of the aggregate value of the Shares.

                          (B) EXCESS OWNERSHIP OF A DESIGNATED TENANT. Subject to the provisions of Section 7.7(e)(C), if the Related Party Tenant is a Designated Tenant, then each Excepted Holder that has not complied with the provisions of Section 7.7(c) hereof shall be a Disqualified Holder as of the first date that the aggregate Constructive Ownership of a Tenant described in Section 7.7(e) first came to equal or exceed 10.0%, and to the extent that each such Disqualified Holder Constructively owns 10% or more of the aggregate value of the Shares, such Shares shall be treated in the same manner as provided in Section 7.2.1(a)(i) above to the extent that such Disqualified Holder's ownership of Shares equals or exceeds 10% of the aggregate value of the Shares.

                          (C) ACQUISITION DURING NOTICE PERIOD. If the Related Party Tenant is a Designated Tenant and the aggregate Constructive Ownership of a Tenant described in Section 7.7(e) equals or exceeds 10.0% as a result of increases in Constructive Ownership of such Designated Tenant taking place during the notice periods described in Section 7.7(a) or
                 Section 7.7(b), then the Excepted Holder that Constructively Owns an interest in the Designated Tenant and that was the last such Excepted Holder to (1) acquire an interest in the Designated Tenant or (2) have an increase in its Constructive Ownership of the Designated Tenant shall be treated as a Disqualified Holder for the period beginning on the first date that the aggregate ownership described in Section 7.7(e) first came to equal or exceed 10.0%, and to the extent that such Disqualified Holder Constructively Owns 10% or more of the aggregate value of the Shares, such Shares shall be treated in the same manner as provided in Section 7.2.1(a)(i) above, to the extent that such Disqualified Holder's ownership of Shares equals or exceeds 10% of the aggregate value of the Shares. If the aggregate Constructive Ownership of the Designated Tenant described in Section 7.7(e) continues to equal or exceed 10.0%, then this process shall be repeated.

                          (D)     RESIDUAL EXCESS OWNERSHIP.  If after
                 application of Sections 7.7(e)(A) through (C) above, the aggregate Constructive Ownership described in

                 Section 7.7(e) continues to equal or exceed 10.0%, then the Excepted Holder (x) whose Constructive Ownership interests in a Related Party Tenant equals or exceeds 5.0% of (1) in the case a Related Party Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Related Party Tenant, or (2) in the case of a Related Party Tenant that is not a corporation, the assets or net profits of such Related Party Tenant and (y) which was the last such Excepted Holder to (a) acquire an interest in the Related Party Tenant or (b) have an increase in its Constructive Ownership of the feature of the Related Party Tenant with respect to which the aggregate ownership described in Section 7.7(e) equals or exceeds 10%, shall be treated as a Disqualified Holder for the period beginning on the first date that the aggregate Constructive Ownership of such Tenant described in Section 7.7(e) first came to equal or exceed 10.0%, and to the extent that each such Disqualified Holder Constructively Owns 10% or more of the aggregate value of the Shares, such Shares shall be treated in the same manner as provided in Section 7.2.1(a)(i) above, to the extent that each such Disqualified Holder's ownership of Shares equals or exceeds 10% or more of the aggregate value of the Shares. If the aggregate Constructive Ownership of the remaining Excepted Holders continues to equal or exceed 10% of the Related Party Tenant, then the process described above shall be repeated (i) first among the remaining Excepted Holders who Constructively Own 5% or more of such Related Party Tenant and (ii) next among Excepted Holders who Constructively Own less than 5% of such Related Party Tenant in the priority of the highest Constructive Ownership of such Related Party Tenant by such Excepted Holders.

                 (f) MODIFICATIONS. The Board of Trustees may, on a prospective basis, modify the Constructive Ownership thresholds described in Section 7.7(a) and Section 7.7(d).

                 (g) DETERMINATION OF VOTING POWER. The outstanding voting power of a corporate Tenant shall be determined for purposes of this Section 7.7 in the manner in which such is determined for purposes of Section 856(d)(2) of the Code.

         7.8 SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

                                  ARTICLE VIII

                                  SHAREHOLDERS

         8.1 MEETINGS. There shall be an annual meeting of the Shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

         8.2 VOTING RIGHTS. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section
12.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of this Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 10.3; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the property of the Trust, as provided in Article XI; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification; and (f) termination of the Trust's status as a REIT, as provided in Section 5.1(b). Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

         8.3 PREEMPTIVE AND APPRAISAL RIGHTS. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell, or (b) except as expressly required by Title 8, have any right to require the Trust to pay to such holder the fair value of such holder's Shares in an appraisal or similar proceeding.

         8.4 Extraordinary Actions. Except as otherwise specifically provided in this Declaration of Trust (including, without limitation, in those provisions relating to election and removal of Trustees and changes in the number of authorized Shares), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, (a) any transaction the approval of which requires by law the affirmative vote of Shareholders and pursuant to which the Trust's business and assets will be combined with those of one or more other entities (whether by merger, sale or other transfer of assets, consolidation or share exchange) (a "Business Combination") shall be effective and valid if taken or authorized by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.

         8.5 ACTION BY SHAREHOLDERS WITHOUT A MEETING. The Bylaws of the Trust may provide that any action required or permitted to be taken by the Shareholders may be taken without a meeting by the written consent of the Shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, this Declaration of Trust or the Bylaws of the Trust, as the case may be.


                                   ARTICLE IX

                     LIABILITY LIMITATION, INDEMNIFICATION
                        AND TRANSACTIONS WITH THE TRUST

         9.1 LIMITATION OF SHAREHOLDER LIABILITY. No Shareholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of being a Shareholder. Neither the amendment nor repeal of this Section 9.1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any debt, claim, demand, judgment or obligation which arose prior to such amendment, repeal or adoption.


         9.2 LIMITATION OF TRUSTEE AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this
Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         9.3 INDEMNIFICATION. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

         9.4 TRANSACTIONS BETWEEN THE TRUST AND ITS TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS. Subject to Section 5.4 or any other express provisions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

         9.5 EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. The Board of Trustees shall cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that neither the Shareholders of the Trust nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.


                                   ARTICLE X

                                   AMENDMENTS

         10.1 GENERAL. The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation. Articles of Amendment to this Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an





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officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the Articles of Amendment for record or the time established in the Articles of Amendment, not to exceed 30 days after the Articles of Amendment are accepted for record. All references to this Declaration of Trust shall include all amendments thereto made in compliance with this Article X.

         10.2 BY TRUSTEES. The Trustees may amend this Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the Shareholders, to qualify as a real estate investment trust under the Code or under Title 8 and as otherwise provided in this Declaration of Trust.

         10.3 BY SHAREHOLDERS. Except as otherwise provided in this Declaration of Trust, any amendment to this Declaration of Trust shall be valid only if approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter except where approval of the Shareholders is not required by Title 8 or would not be required by the Maryland General Corporation Law if the Trust were a Maryland corporation.


                                   ARTICLE XI

                MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

         Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust . Any such action must be approved by the Board of Trustees and, after notice to all Shareholders entitled to vote on the matter, by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter.


                                  ARTICLE XII

                       DURATION AND TERMINATION OF TRUST

         12.1 DURATION. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

         12.2    TERMINATION.

                 (a) If the Board of Trustees determines that the dissolution and winding-up of the Trust is advisable and in the best interest of the Shareholders, it shall adopt a resolution declaring that the dissolution and winding up the Trust is advisable and in the best interest of the Trust and call a meeting of Shareholders for the purpose of considering the dissolution and winding up of the Trust. Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees' the Trust may be terminated at such meeting of Shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                          (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                          (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                          (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the Shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                 (b) After termination of the Trust, the liquidation of its business and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.


                                  ARTICLE XIII

                                 MISCELLANEOUS

         13.1 GOVERNING LAW. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.





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
         13.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or Shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact or relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

         13.3    SEVERABILITY.

                 (a) The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of this Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend this Declaration of Trust in the manner provided in Section 10.2.

                 (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

         13.4 CONSTRUCTION. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. Unless otherwise specified, all references herein to Sections are to Sections of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.





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
         13.5 RECORDATION. This Declaration of Trust and any articles of amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any articles of amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various articles of amendments thereto.





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
         The total number of shares of beneficial interest which the Trust had authority to issue immediately preceding the adoption of the foregoing Amended and Restated Declaration of Trust was 100 shares, consisting of 100 common shares of beneficial interest, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value immediately preceding the adoption of the foregoing Amended and Restated Declaration of Trust was $1.00. The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing Amended and Restated Declaration of Trust is one hundred million, consisting of eighty million common shares of beneficial interest, $0.01 par value per share, and twenty million preferred shares of beneficial interest, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $1,000,000.00.


         IN WITNESS WHEREOF, THIS DECLARATION OF TRUST HAS BEEN SIGNED ON THIS ______ DAY OF ____________, 1998 BY EACH OF THE TRUSTEES OF THE TRUST, EACH OF WHOM ACKNOWLEDGES THAT THIS DOCUMENT IS HIS FREE ACT AND DEED, AND THAT TO THE BEST OF HIS KNOWLEDGE, INFORMATION, AND BELIEF, THE MATTERS AND FACTS SET FORTH HEREIN ARE TRUE IN ALL MATERIAL RESPECTS AND THAT THE STATEMENT IS MADE UNDER THE PENALTIES FOR PERJURY.


                                        -----------------------------------
                                        TRUSTEE


                                        -----------------------------------
                                        TRUSTEE


                                        -----------------------------------
                                        TRUSTEE





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